Exhibit No. 99.1

FOR IMMEDIATE RELEASE:

MOLSON COORS NAMES PETER SWINBURN PRESIDENT AND CHIEF EXECUTIVE OFFICER

STEWART GLENDINNING NAMED GLOBAL CHIEF FINANCIAL OFFICER

Seasoned Molson Coors Executives will Assume New Roles Upon Close of MillerCoors Joint Venture

DENVER AND MONTREAL (June 10, 2008) – Molson Coors Brewing Company (NYSE: TAP; TSX) announced today the appointment of Peter Swinburn as President and Chief Executive Officer and Stewart Glendinning as Global Chief Financial Officer.  Both appointments are effective upon the close of the previously announced agreement with SABMiller plc to form the MillerCoors joint venture in the U.S., currently anticipated to occur on or about June 30, 2008.

Swinburn, currently the President and Chief Executive Officer of Coors Brewing Company, joined the company in 2002 during the Coors Brewers, Ltd. acquisition in the U.K.  Swinburn has held various senior leadership roles around the world and was responsible for introducing Molson Coors brands to several emerging markets, including Asia.  Glendinning, who joined Molson Coors in 2005, is currently the Chief Financial Officer for Coors Brewers, Ltd., the U.K.-based subsidiary of Molson Coors Brewing Company.

“Molson Coors has an extremely deep and talented management team and we are very pleased to have leaders like Peter and Stewart step seamlessly into these critical roles and take our company into its next exciting chapter,” said Eric Molson, Chairman of Molson Coors Brewing Company.  “Peter has been in the beer industry for 34 years, knows every facet of our business, has experience in global markets and has a proven ability to lead successfully through times of change and growth.  He has played an important role in Molson Coors’ success through his contributions in growing our brands, raising our productivity and introducing Coors Light to new and promising markets.”

Molson added, “Since joining us in 2005, Stewart has brought energy, expertise and passion to his management of the Finance and Information Systems activities within our U.K business.  His accounting and finance experience at a global level ensure that we will continue to focus on building a solid financial foundation at Molson Coors while making certain that our global growth opportunities contribute strongly to our bottom line.”

Pete Coors, Vice-Chairman of the Board at Molson Coors Brewing Company, stated, “Our vision for Molson Coors is to be a top-performing global brewer with great brands and inspired employees.  Both Peter and Stewart embody that attitude – they are passionate about the beer business and about the people they lead.  Although we’ll miss working with Leo Kiely and Tim Wolf on a day-to-day basis, we are pleased to be in the very capable hands of Peter and Stewart going forward.”

“I am honored to have the opportunity to lead Molson Coors,” said Swinburn. “This is a storied and remarkable franchise, with some of its best moments to come.  Leo has done an incredible job building brands and delivering strong results and I will be dedicated to further advancing our position as a leader in this industry.  I look forward to working closely with the many talented executives at Molson Coors, along with the Coors and Molson families, to ensure a smooth and seamless transition and capitalize on the many growth opportunities we have in front of us.”

Additional Background Information:

Prior to assuming his current role at Coors Brewing Company, Swinburn served as Chief Executive Officer of Coors Brewers Limited, the U.K. subsidiary of Molson Coors, responsible for the company’s business in the U.K., Europe and Asia.  He has also served as president of Coors Brewing Worldwide and as Chief Operating Officer of Coors Brewers Limited.  Mr. Swinburn graduated from the University of Wales with a BSc Honours in Economics.

Glendinning, who has lived and worked across Europe and North and South America, joined Molson Coors in 2005.  Previously, he was managing director and a principal at The Hackett Group, a professional services company where he led the finance consulting practice and built their European operations from start-up.  Prior to the Hackett Group, he served at KPMG’s World Class Finance Organization where he focused on helping CFOs to redesign their organizations or increased efficiency and effectiveness.  Glendinning obtained a BBA (Accounting) at the College of William and Mary in Virginia and a JD from the University of Miami.

About Molson Coors Brewing Company:

Molson Coors Brewing Company is one of the world’s largest brewers. It brews, markets and sells a portfolio of leading premium quality brands such as Coors Light, Molson Canadian, Molson Dry, Carling, Coors, and Keystone Light throughout North America, Europe and Asia. It operates in Canada, through Molson Canada; in the US, through Coors Brewing Company; in the U.K. and Ireland, through Coors Brewers Limited. For more information on Molson Coors Brewing Company, visit the company’s Web site, http://www.molsoncoors.com.

Media Contact:
Kabira Hatland	Paul de la Plante
(303) 277-2555	(514) 590-6349
kabira.hatland@coors.com	paul.delaplante@molsoncoors.com

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